First Union National Bank
of North Carolina

Master Servicing Division
301 South College Street, TW9
Charlotte, North Carolina 28288-0828
704 374-2487
Fax 704 383-0387
Toll Free 800 786-9819


(logo)FIRST UNION

                             OFFICER'S CERTIFICATE



Reference is hereby made to that certain Sale and Servicing Rights Agreement dated as of September 1, 1991 between Diawa Finance Corp. (the "Company") and Fleet Real Estate Funding Corp. ("Fleet") with respect to Coventional, FHA-Insured and VA-Guaranteed Residential Mortgage Loans, Group No. 1991-HZ-1 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement. First Union Mortgage Corporation assumed the obligations of the Company by assignment from Fleet pursuant to the Assignment and Assumption dated December 1, 1994 by and between Fleet and First Union Mortgage Corporation.



Pursuant to Section 6.04 of the Agreement, I, Anthony J. Gagliardo, Vice President of First Union Mortgage Corporation, do hereby certify that:



     1. The Company has fully complied with the provisions of Article IV of the Agreement during the period from January 1, 1996 through December 31, 1996;

     2. A review of the activities of the Company during the period from January 1, 1996 through December 31, 1996 and of the Company's performance under the Agreement during such period has been made under my supervision; and

     3. To the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the period from January 1, 1996 through December 31, 1996.



IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the lst day of April, 1997.

                            /s/Anthony J. Gagliardo
                           Anthony J. Gagliardo, Vice
                                   President

LIG\190991
Inv 730-001